Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this to Registration Statement on Form S-3 of ATP Oil & Gas Corporation of our report dated March 16, 2011 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in ATP Oil & Gas Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

June 30, 2011